EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September [__], 2013 (the “Effective Date”), by and among Stratus Media Group, Inc., a Nevada corporation (“Stratus”); Canterbury Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Stratus (“Canterbury Merger Sub”); Hygeia Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Stratus (“Hygeia Merger Sub”); Canterbury Laboratories, LLC, a Delaware limited liability company (“Canterbury”); Hygeia Therapeutics, Inc., a Delaware corporation (“Hygeia”); and Yael Schwartz, Ph.D. as Holder Representative.

WHEREAS, the parties hereto have determined that it would be advisable and in the best interests of their respective companies and the security holders of their respective companies that: (a) Canterbury Merger Sub be merged with and into Canterbury and (b) Hygeia Merger Sub be merged with and into Hygeia, each in a statutory reverse triangular merger (collectively the “Mergers”), with Canterbury and Hygeia, as the case may be, surviving the Mergers as the surviving entities and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Stratus, Canterbury Merger Sub, Hygeia Merger Sub, Canterbury and Hygeia have determined that the Mergers, in the manner contemplated herein, are advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement; and

WHEREAS, Stratus, Canterbury Merger Sub, Hygeia Merger Sub, Canterbury and Hygeia desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1               Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Canterbury Holders” means the holders of Canterbury Units.

“Canterbury Material Adverse Effect” means with respect to Canterbury, any condition, change, situation or set of circumstances (any such item, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on: (i) the business, assets, properties, liabilities, financial condition, operations, or results of operations of Canterbury or (ii) the ability of Canterbury to consummate the Canterbury Merger and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Canterbury Documents, if applicable.

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“Canterbury Intellectual Property” means all Intellectual Property Rights owned by or licensed to Canterbury.

“Canterbury Merger Consideration” means 69,006,938 shares of Stratus Common Stock, which shares are to be issued pursuant to Sections 3.2(b) and 3.3 of this Agreement.

“Canterbury Technology” means all Technology owned by or licensed to Canterbury.

“Canterbury Units” means the membership units of any and all classes and series issued by Canterbury.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other legally binding arrangement or agreement, whether written or oral.

“DGCL” means the Delaware General Corporation Law in effect from time to time.

“DLLCA” means the Delaware Limited Liability Company Act in effect from time to time.

“Dissenting Securities” has the meaning ascribed to it by Section 3.9.

“Effective Time” has the meaning ascribed to it by Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the Person who will act as the Escrow Agent pursuant to Section 10.5 which Person shall be subject to the approval of the Holder Representative and Stratus.

“Escrow Shares” means 11,501,160 shares of Stratus Common Stock representing in the aggregate Ten (10%) percent of the Merger Consideration.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, arbitrator or mediator (public or private).

“Holder Representative Reserve” means 2,300,229 shares of Stratus Common Stock intended to settle claims and to defray the costs and expenses incurred by the Holder Representative in connection with her obligations under this Agreement.

“Hygeia Material Adverse Effect” means any condition, change, situation or set of circumstances (any such item, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on: (i) the business, assets, properties, liabilities, financial condition, operations, or results of operations of Hygeia or (ii) the ability of Hygeia to consummate the Hygeia Merger and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Hygeia Documents, if applicable.

“Hygeia Intellectual Property” means all Intellectual Property Rights owned by or licensed to Hygeia.

“Hygeia Merger Consideration” means 46,004,625 shares of Stratus Common Stock, which shares are to be issued pursuant to Sections 3.1(b) and 3.3. of this Agreement.

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“Hygeia Stockholders” means the holders of any shares of Hygeia Stock issued and outstanding immediately prior to the Effective Time.

“Hygeia Stock” means all capital stock of Hygeia, including Hygeia common stock and Hygeia preferred stock, each with a par value of $0.0001 per share.

“Hygeia Technology” means all Technology owned by or licensed to Hygeia.

“Indebtedness” of any Person means, without duplication: (i) the principal of and premium (if any), prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

“Intellectual Property or Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”), (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); (E) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“Domain Names”); and (F) all applications, registrations and permits related to any of the foregoing clauses (A) through (E).

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to any Person, the actual knowledge of each of the directors and officers of such Person and such knowledge as would reasonably be expected to be known by such individuals in the ordinary and usual course of the performance of their responsibilities.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any judicial, administrative, arbitral or mediation-related actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

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“Lien” shall mean any lien, mortgage, encumbrance, security interest, claim, lease, charge, or pledge.

“Losses” means any and all Liabilities, Taxes and Tax Losses , costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Body), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ and other advisors’ fees, costs and expenses in connection therewith.

“Merger Consideration” means the Canterbury Merger Consideration and the Hygeia Merger Consideration.

“Merger Consideration Schedule” has the meaning ascribed to it by Section 3.4.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of Stratus, Hygeia, Canterbury, as the case may be, consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock Company, trust, unincorporated organization, Governmental Body or other entity.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Stratus Material Adverse Effect” means, with respect to Stratus, any Effect that has had or would reasonably be expected to have a material adverse effect on: (i) Stratus or the business, assets, properties, liabilities, financial condition, operations, or results of operations of Stratus, or (ii) the ability of Stratus to consummate the Mergers and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Stratus Documents, if applicable.

“Stratus Common Stock” means Stratus’s common stock, $0.001 par value.

“Subsidiary” means any Person of which any other Person directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such first Person’s board of directors or other governing body (or, if there are no such voting interests, the second Person directly or indirectly owns 50% or more of the equity interests of such first Person).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)), other than Stratus relating to any: (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or any portion of the assets of Canterbury or Hygeia, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or any portion of the any class of equity securities of Canterbury or Hygeia, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of Canterbury or Hygeia or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Canterbury or Hygeia; in each case, other than the transactions contemplated by this Agreement.

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“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Hygeia or any of its Affiliates.

“Taxes” means: (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, national insurance or health, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(c) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transaction Expenses” means the expenses payable by Hygeia and Canterbury to their outside professional legal, financial, accounting, other advisors and as well as certain creditors (other than Torreya Partners LLC) for services performed by them with respect to the negotiation of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby (excluding any expenses payable by Hygeia and Canterbury to such advisors for tax planning for their executives or Hygeia Stockholders or Canterbury Holders) whether or not billed or accrued or for services provided to either Hygeia or Canterbury prior to the Closing.

“Treasury Regulations” means the regulations promulgated under the Code.

ARTICLE II
THE MERGERS

2.1               The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA at the Effective Time: (a) Hygeia Merger Sub will merge with and into Hygeia (the “Hygeia Merger”), and (b) the separate corporate existence of Hygeia Merger Sub will cease and Hygeia will continue its corporate existence under the DGCL as the surviving corporation in the Hygeia Merger (sometimes referred to herein as the “Hygeia Surviving Corporation”), (c) Canterbury Merger Sub will merge with and into Canterbury (the “Canterbury Merger”) and (d) the separate existence of Canterbury Merger Sub will cease and Canterbury will continue its existence under the DGCL as the surviving entity in the Canterbury Merger (sometimes referred to herein as the “Canterbury Surviving Entity”).

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2.2               Closing.

(a)                Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place as soon as practicable (but in any event within five (5) business days after satisfaction or waiver of each of the conditions set forth in Article IX hereof), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held by the remote exchange of documents, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

(b)                Subject to the provisions of this Agreement, at the Closing, Hygeia, Stratus, Canterbury Merger Sub and Hygeia Merger Sub, as the case may be, will cause certificates of merger (the “Certificates of Mergers”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA and shall make all other filings or recordings required under the DGCL and DLLCA. The Mergers will become effective at such time as the Certificates of Mergers have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Hygeia, Canterbury and Stratus, as the case may be, in writing and specified in the Certificates of Mergers in accordance with the DGCL and DLLCA (the effective time of the Mergers being hereinafter referred to as the “Effective Time”).

2.3               Effects of the Mergers. The Mergers shall have the effects set forth herein and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time: (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of Hygeia and Hygeia Merger Sub shall vest in the Hygeia Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Hygeia and Hygeia Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Hygeia Corporation and (b) all property, rights, privileges, immunities, powers, franchises, licenses and authority of Canterbury and Canterbury Merger Sub shall vest in the Canterbury Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of Canterbury and Canterbury Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Canterbury Surviving Entity.

2.4               Certificate of Incorporation; By-laws. At the Effective Time: (a) the Hygeia Certificate of Merger shall amend the certificate of incorporation of Hygeia so that such certificate of incorporation shall contain only the provisions in the certificate of incorporation of Hygeia Merger Sub (other than the corporate name) and, as so amended, shall be the certificate of incorporation of the Hygeia Surviving Corporation, (b) the by-laws of Hygeia Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Hygeia Surviving Corporation and (c) the operating agreement of Canterbury shall be amended to the satisfaction of Stratus.

2.5               Directors and Officers. The directors and officers of Hygeia Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Hygeia Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Hygeia Surviving Corporation. The managers, directors and officers of Canterbury Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers, directors and officers, respectively, of the Canterbury Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death resignation or removal in accordance with the operating agreement of the Canterbury Surviving Entity.

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ARTICLE III
EFFECT OF THE MERGER ON THE
SECURITIES OF HYGEIA AND HYGEIA MERGER SUB

3.1               Effect on Hygeia Capital Stock. As of the Effective Time, by virtue of the Hygeia Merger and without any action on the part of Hygeia Merger Sub, Hygeia or the holders of: (i) any shares of Hygeia Stock, or (ii) any shares of common stock of Hygeia Merger Sub, the following shall occur:

(a)                Cancellation of Certain Hygeia Capital Stock. Each share of Hygeia Stock that is owned by Stratus, Hygeia Merger Sub or Hygeia (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                Conversion of Hygeia Stock. All Hygeia Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Securities and shares to be cancelled and retired in accordance with Section 3.1(a)) will be converted into the Hygeia Merger Consideration which Hygeia Merger Consideration shall be distributed to the Hygeia Stockholders, as required for a “Deemed Liquidation Event” in accordance with the provisions of Subsections 2.1 and 2.2 of Part B of Article Fourth of Hygeia’s Amended and Restated Certificate of Incorporation, as amended, and to Torreya Partners LLC all as more particularly set forth in the Merger Consideration Schedule, but in any event subject to Sections 3.3 and 3.8.

(c)                Cancellation of Shares. At the Effective Time, all shares of Hygeia Stock will no longer be outstanding and all shares of Hygeia Stock will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such shares will cease to have any rights with respect thereto, except the right to receive the Hygeia Merger Consideration, if any.

(d)                Conversion of Hygeia Merger Sub Capital Stock. Each share of common stock of Hygeia Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Hygeia Surviving Corporation.

3.2               Effect on Canterbury Capital Units. As of the Effective Time, by virtue of the Canterbury Merger and without any action on the part of Canterbury Merger Sub, Canterbury or the holders of (i) any of Canterbury Units, or (ii) any units of Canterbury Merger Sub, the following shall occur:

(a)                Cancellation of Certain Canterbury Capital Units. Each Canterbury Unit that is owned by Stratus, Canterbury Merger Sub or Canterbury (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                Conversion of Canterbury Units. All Canterbury Units issued and outstanding immediately prior to the Effective Time (other than Dissenting Securities and units to be cancelled and retired in accordance with Section 3.2(a)) will be converted into the Canterbury Merger Consideration which Canterbury Merger Consideration shall be distributed to the Canterbury Holders, as required for a “Deemed Liquidation Event” in accordance with the provisions of Section 20 of Canterbury’s Operating Agreement dated effective October 20, 2011, as amended, and to Torreya Partners LLC and holders of Canterbury promissory notes all as more particularly set forth in the Merger Consideration Schedule, but in any event subject to Sections 3.3 and 3.8.

(c)                Cancellation of Units. At the Effective Time, all Canterbury Units will no longer be outstanding and all Canterbury Units will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such Units will cease to have any rights with respect thereto, except the right to receive the Canterbury Merger Consideration, if any.

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(d)                Conversion of Canterbury Merger Sub Capital Units. Each unit of Canterbury Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable unit of the Canterbury Surviving Corporation.

3.3               Escrow Fund. At the Closing, Stratus shall issue the Escrow Shares and the Escrow Agent shall hold such shares in accordance with the terms of Section 10.5 (the “Escrow Fund”). The Canterbury Holders and the Hygeia Stockholders, as the case may be, shall have the sole and exclusive right to exercise any and all voting and consensual rights and powers, and shall be entitled to receive and retain any and all cash dividends, accruing to an owner of their respective portion of the Escrow Shares pursuant to the terms of Article X. For income tax purposes, the Canterbury Holders and the Hygeia Stockholders, as the case may be, shall be deemed the owners of their pro rata portion of the Escrow Fund.

3.4               Payment of Merger Consideration. At the Effective Time: (i) Stratus shall issue cerificates: (x) in the name of the Hygeia Stockholders and Torreya Partners LLC representing the Hygeia Merger Consideration and (y) in the name of the Canterbury Holders and Torreya Partners LLC representing the Canterbury Merger Consideration, as the case may be, in accordance with the merger consideration set forth on Schedule 3.2 hereto (the “Merger Consideration Schedule”) and (ii) the Hygeia Stockholders shall deliver to Stratus certificates representing all of the issued and outstanding shares of Hygeia Stock, provided that prior to any issuance of any Merger Consideration, the Canterbury Holders and Hygeia Stockhodlers shall have delivered to Stratus a properly completed Omnibus Consent Agreement. Upon surrender of such certificates for cancellation to Stratus and delivery of the Omnibus Consent Agreement, the holders of such certificates shall be entitled to receive in exchange therefor, and Stratus shall cause the transfer agent to deliver the applicable Merger Consideration (or evidence of such Consideration in book-entry form) into which the securities formerly represented by such certificates shall have been converted pursuant to the terms of this Article III, and the certificates so surrendered shall forthwith be cancelled. All Merger Consideration paid upon the surrender for exchange of certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Hygeia Stock and Canterbury Units previously represented by such certificates, and at the Effective Time the transfer books of Hygeia and Canterbury shall be closed and there shall be no further registration of transfers on the stock transfer books of the shares of Hygeia Stock and Canterbury Units that were outstanding immediately prior to the Effective Time.

3.5               No Fractional Shares. No certificates or scrip representing fractional shares of Stratus Common Stock shall be issued and any fractions shall be rounded up or down to the nearest whole share.

3.6               Lost, Stolen or Destroyed Certificates. If any certificate evidencing Hygeia Stock or Canterbury Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Stratus, the posting by such person of a bond, in such reasonable amount as Stratus may direct, as indemnity against any claim that may be made against it with respect to such certificate, Stratus will issue, in exchange for such lost, stolen or destroyed certificate, the applicable Merger Consideration, and cash in lieu of any fractional shares of Stratus Common Stock to which such holder would be entitled pursuant to Section 3.3, in each case pursuant to this Agreement.

3.7               Withholding Taxes. Stratus shall be entitled to deduct and withhold from that portion of the applicable Merger Consideration otherwise payable pursuant to this Agreement such amounts as Stratus is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and remitted to the appropriate governmental body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such securities in respect of which such deduction and withholding was made by Stratus.

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3.8               Holder Representative Reserve. Notwithstanding anything herein to the contrary, at the Closing, Stratus shall cause to be deposited, in an account designated by the Holder Representative, the Holder Representative Reserve. The Holder Representative Reserve may be applied as the Holder Representative, in her sole discretion, determines appropriate to pay, settle, defray, offset, or pay any claims, charges, fees, costs, liabilities or expenses of the Holder Representative incurred in connection with the transactions contemplated by this Agreement and settlement of any claims. The balance of the Holder Representative Reserve held pursuant to this Section 3.8, if any, shall be distributed to the Canterbury Holders and Hygeia Stockholders, as the case may be, who are entitled to receive the Merger Consideration by depositing such balance with Stratus’ transfer agent for distribution concurrently with, and as part of, any remaining Escrow Shares. Notwithstanding the foregoing, the Holder Representative Reserve shall only be so distributed when the Holder Representative determines, in her sole discretion, that such distribution is appropriate. Stratus shall have no liability or responsibility to the Hygeia Stockholders or the Canterbury Holders with respect to the Holder Representative Reserve or the actions and responsibilities of the Holder Representative contemplated by this Section 3.8.

3.9               Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Hygeia Stock and Canterbury Units (the “Securities”) that are issued and outstanding immediately prior to the Effective Time and which are held by a Hygeia Stockholder or Canterbury Holder, as the case may be, who did not vote in favor of the applicable Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Securities pursuant to, and who complies in all respects with, the provisions of the DGCL or DLLCA (the “Dissenting Holders”), shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration, but instead such Holder shall be entitled to payment of the fair value of such Securities (the “Dissenting Securities”) in accordance with the provisions of the DGCL or DLLCA (and at the Effective Time, such Dissenting Securities shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Securities in accordance with the provisions of the DGCL or DLLCA, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL or DLLCA. If any Dissenting Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Securities shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable Merger Consideration for such Securities without any interest thereon. Each of Hygeia and Canterbury shall give Stratus: (i) prompt notice of any written demands for attempted withdrawals of such demands and any other instruments served pursuant to the DGCL or DLLCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or DLLCA. Neither Hygeia nor Canterbury, except with the prior written consent of Stratus, shall voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE IV
TERMINATION, AMENDMENT AND WAIVER

4.1               Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a)                At the election of Stratus, Hygeia or Canterbury, on or after November 1, 2013 (the “End Date”) if the Closing shall not have occurred by the close of business on such date; provided, however, that the right to terminate this Agreement under this Section 4.1(a) shall not be available to any party who is in material default of any of its obligations hereunder;

(b)                by mutual written consent of Stratus, Hygeia and Canterbury;

(c)                by Stratus, Hygeia or Canterbury if: (i) there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Body that would make consummation of the Mergers illegal;

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(d)                by Stratus, so long as Stratus is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of Canterbury or Hygeia set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.1(a), 9.1(b) or 9.1(c) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Canterbury or Hygeia, as the case may be, of written notice of such breach from Stratus;

(e)                by Hygeia or Canterbury, so long as such party is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of Stratus set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.2(a) or 9.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Stratus of written notice of such breach from Hygeia or Canterbury.

4.2               Effect of Termination. In the event of the termination of this Agreement as provided in Section 4.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 8.9, all of which shall survive termination of this Agreement); provided, however, that nothing contained herein shall relieve any party from liability for breach of this Agreement or fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HYGEIA

Hygeia hereby represents and warrants to Stratus on the date hereof that:

5.1               Organization and Good Standing. Hygeia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2               Authorization of Agreement.

(a)                Hygeia has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Hygeia in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Hygeia Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of Hygeia Documents by Hygeia, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Hygeia’s Board of Directors and no other action on the part of Hygeia is necessary to authorize the execution, delivery and performance by Hygeia of this Agreement and the consummation of the transactions contemplated hereby.

(b)                This Agreement and each of Hygeia Documents have been duly and validly executed and delivered by Hygeia and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of Hygeia Documents when so executed and delivered will constitute, legal, valid and binding obligations of Hygeia enforceable against Hygeia in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                The Board of Directors of Hygeia, at a meeting duly called and held at which all the directors of Hygeia were present in person or by telephone (or, in lieu of a meeting, by the written consent of the directors of Hygeia), duly and by majority vote adopted resolutions: (i) approving and declaring advisable this Agreement, the Hygeia Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to the stockholders of Hygeia and (iii) recommending that the stockholders of Hygeia adopt this Agreement, which resolutions have not been subsequently rescinded or modified or withdrawn in any way.

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(d)                Schedule 5.2(d) sets forth a true, correct and complete list of the holders of record of Hygeia Stock as of the date hereof. Prior to the Effective Time, Hygeia will deliver to Stratus true, correct and complete copies of the irrevocable written consents, which are valid and effective under the DGCL of the requisite holders of Hygeia Stock (the “Hygeia Shareholder Consents”) to the Hygeia Merger. The Hygeia Shareholder Consents are the only approval of holders of any class or series of Hygeia Stock necessary or required (under applicable Law, Hygeia’s certificate of incorporation and bylaws, or otherwise) to approve this Agreement on behalf of Hygeia and the transactions contemplated hereby, including the Hygeia Merger. From and after the time of such delivery to Stratus, the Hygeia Shareholder Consents shall remain in full force and effect and shall be valid and effective under the DGCL.

5.3               Conflicts; Consents of Third Parties.

(a)                The execution and delivery by Hygeia of this Agreement or Hygeia Documents, the consummation of the Hygeia Merger and the transactions contemplated hereby or thereby, or compliance by Hygeia with any of the provisions hereof or thereof will not conflict with, or result in any violation of, default or breach (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Hygeia to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Hygeia under, any provision of: (i) the certificate of incorporation and by-laws; (ii) any Intellectual Property, Technology, Contract or Permit to which Hygeia is a party or by which any of the properties or assets of Hygeia are bound; (iii) any Order of any Governmental Body applicable to Hygeia or any of its respective properties or assets or (iv) any applicable Law.

(b)                Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Hygeia in connection with: (i) the execution and delivery of this Agreement or the Hygeia Documents, the compliance by Hygeia with any of the provisions hereof or thereof, or the consummation by Hygeia of the Hygeia Merger or the other transactions contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of Hygeia.

5.4               Capitalization.

(a)                The authorized capital stock of Hygeia consists of:

(i)                 42,000,000 shares of common stock, of which 10,124,225 shares are issued and outstanding; and

(ii)               27,000,000 shares of Series A preferred stock, of which 20,000,064 shares are issued and outstanding and for which warrants to purchase 1,782,901 shares are outstanding.

All of the issued and outstanding shares of Hygeia Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Hygeia Stockholders as set forth in Schedule 5.2(d).

(b)                Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right or Contract of any character to which Hygeia is a party requiring, and there are no securities of Hygeia outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Hygeia or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Hygeia. Except as set forth on Schedule 5.4(b), Hygeia is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of Hygeia. Each agreement set forth on Schedule 5.4(b) will be terminated effective as of the Closing.

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5.5               Third-Party Interests: Hygeia does not own, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Hygeia Third-Party Interests”). Hygeia has no rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Hygeia Third-Party Interests or to make any investment in, or contribution or advance to, any Person.

5.6               Corporate Records.

(a)                Hygeia has delivered to Stratus true, correct and complete copies of its certificate of incorporation and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of Hygeia as currently in effect.

(b)                The minute books of Hygeia previously made available to Stratus contain true, correct and complete records in all material respects of all corporate action of the shareholders and board of directors (including committees thereof) of Hygeia. The stock certificate books and stock transfer ledgers of Hygeia previously made available to Stratus are true, correct and complete in all material respects. No stock transfer taxes have been or payable with respect to all transfers of shares of Hygeia prior to the date hereof.

5.7               Liabilities. Except as set forth on Schedule 5.7, Hygeia has no Indebtedness, obligations or Liabilities (whether or not required by GAAP to be reflected on a balance sheet), including but not limited to Transaction Expenses.

5.8               Taxes.

(a)                Hygeia has: (i) duly and timely filed all material Tax Returns required to be filed by or on behalf of it in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings), all such Tax Returns are true, complete and accurate in all material respects, and Hygeia has maintained, to the extent required, all documentation supporting the positions taken thereon, and (ii) timely paid all Taxes due and payable or claimed or asserted by any Taxing Authority to be due and payable (except to the extent of any accrual for Taxes established on the Balance Sheet).

(b)                Hygeia has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)                Hygeia has made available to Stratus true and complete copies of all Tax Returns of Hygeia for all taxable periods since inception.

(d)                Hygeia’s federal income tax returns have not been audited, and no action, suit, proceeding, investigation or audit with respect to Taxes of any type is pending or, to the Knowledge of Hygeia, threatened. There are no outstanding assessments, claims or deficiencies for any material Taxes of Hygeia that have been asserted or assessed or, to the Knowledge of Hygeia, proposed. No issue has been raised by a Taxing Authority in any prior examination of Hygeia which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

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(e)                None of the transactions taken pursuant to this Agreement, other than payments to employees of Hygeia, will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(f)                 Hygeia is not, nor has ever been, classified as an entity other than a corporation for US tax purposes.

5.9               Property and Assets. Hygeia has good and marketable title or license to all of its material properties and assets, free and clear of all Liens except to the license to Yale University. All material licensed or leased properties of Hygeia are held under valid and binding leases and/or licenses. Hygeia leases all such properties as are necessary in all material respects to the operations of Hygeia as now conducted. Hygeia does not own any real property.

5.10            Intellectual Property.

(a)                Schedule 5.10(a) sets forth an accurate and complete list of all Patents and Patent applications, registered marks, and registrations and applications for registrations of Marks, Copyrights and Domain Names owned or filed by Hygeia (collectively, “Registered Hygeia Intellectual Property”). Schedule 5.10(a) lists the jurisdictions in which each such Registered Hygeia Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made. Each item of Registered Hygeia Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Hygeia Intellectual Property has been paid and all necessary documents and certificates in connection with such Registered Hygeia Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Hygeia Intellectual Property.

(b)                Hygeia has full title to and ownership of, or has valid and continuing rights to use, sell or license, all Hygeia Intellectual Property and Hygeia Technology, free and clear of any Liens of any kind. Hygeia Intellectual Property and Hygeia Technology are sufficient for the operation and conduct of the business of Hygeia as presently conducted. To the Knowledge of Hygeia, no third Person has any rights to any Hygeia Intellectual Property or Hygeia Technology that is owned by Hygeia.

(c)                To Hygeia’s Knowledge, no Hygeia Intellectual Property or Hygeia Technology is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property Rights of any third Person, nor will to Hygeia’s Knowledge, the use, practice or other commercial exploitation of Hygeia Intellectual Property or Hygeia Technology by Hygeia, or the licensing, marketing or to Hygeia’s Knowledge, use of the same, or the operation of Hygeia’s business, infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Hygeia is not a party to or the subject of any pending or, to the Knowledge of Hygeia, threatened suit, action, investigation or proceeding which involves a claim against Hygeia, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Hygeia Intellectual Property or contesting the right of Hygeia to use, sell, exercise, license, transfer or dispose of any Hygeia Intellectual Property or Hygeia Technology, or any products, processes or materials covered thereby in any manner, nor has Hygeia received any written communications alleging such claims.

(d)                To the Knowledge of Hygeia, no Person (including employees and former employees of Hygeia) is infringing, violating, misappropriating or otherwise misusing any Hygeia Intellectual Property or Hygeia Technology, and Hygeia has not made any such claims against any Person (including employees and former employees of Hygeia).

5.11            Insurance. Hygeia does not maintain and has never maintained any insurance.

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5.12            Material Contracts and Obligations. Schedule 5.12 sets forth a list of all material Contracts to which Hygeia is a party or by which it is bound. Hygeia has made available to Stratus copies of all of the foregoing Contracts (or written summaries in the case of oral Contracts). All of such Contracts are valid, binding and in full force and effect on Hygeia. Hygeia is not in default under any material provision of any of such Contracts and, to the Knowledge of Hygeia, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, Hygeia has not received any written communication from any other party to the Contracts listed on Schedule 5.12 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract. To the Knowledge of Hygeia, no event has occurred that with notice, lapse of time or both would constitute a breach or default thereunder by Hygeia, or would permit the modification or premature termination of such Contract by any other party thereto.

5.13            Compliance. Hygeia has, in all material respects, complied with all Laws and Orders applicable to its business, operations or assets and has all material Permits required thereby wherein the failure to so comply would have a Hygeia Material Adverse Effect. There is no term or provision of any Order or Law applicable to or binding upon Hygeia that has had or would reasonably be expected to have a Hygeia Material Adverse Effect. Hygeia has not received any written or oral notices or communications from any Governmental Body of: (i) any material pending violation with respect to any Laws, Orders or material Permits applicable to its business, operations or assets or (ii) threatening to terminate, revoke or cancel any material Permit held by Hygeia. Since its inception, Hygeia has not entered into or been subject to any Order with respect to any material aspect of its business, operations, properties, assets or employees or received any written notice from any Governmental Body commencing or threatening any inquiry, investigation or Legal Proceeding with respect to any of the foregoing. To the Knowledge of Hygeia, none of the employees of Hygeia is in violation of any Contract or covenant (either with Hygeia or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

5.14            Employee Benefits. Hygeia does not currently provide, and has not previously provided, any employee benefits.

5.15            Labor and Employment Matters.

(a)                Hygeia is not, or at any time has been, a party to any collective bargaining agreement or other labor union agreement, nor is any such collective bargaining agreement being negotiated. To the Knowledge of Hygeia, no activities or proceedings are underway by any labor union to organize any employees of Hygeia. Hygeia: (i) has no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, fair employment, employment discrimination, health and safety, terms and conditions of employment, wages and hours, workers compensation, unemployment Laws, immigration Laws and social security Laws and (iii) has not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b)                There is no unfair labor practice charge or complaint against Hygeia pending or, to the Knowledge of Hygeia, threatened, before the National Labor Relations Board, any court or any Governmental Body.

(c)                With respect to Hygeia, there are no pending or, to the Knowledge of Hygeia, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized protected class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.

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(d)                Schedule 5.15(d) contains a complete and correct list setting forth: (i) the names and titles of, and current annual compensation and the two most recent annual bonuses for and exempt or non-exempt status of, each current employee of Hygeia, (ii) the names of each director of Hygeia, (iii) the name of each Person who currently provides, or who has within the prior twelve month period provided, services to Hygeia as an independent contractor, and (iv) the names of each employee or independent contractor of Hygeia who is a party to a non-competition agreement with Hygeia. To the Knowledge of Hygeia, no person has any plans to terminate employment or service with Hygeia. Except as specifically identified on Schedule 5.15(d), all employees of Hygeia are employed at will.

(e)                Hygeia has never terminated any employee.

5.16            Litigation. There is no Legal Proceeding pending or threatened against Hygeia or any Affiliate thereof, against any of the officers, directors or employees of Hygeia or any Affiliate thereof with respect to their business activities on behalf of Hygeia, or to which Hygeia or any Affiliate thereof is otherwise a party before any Governmental Body nor, to the Knowledge of Hygeia, are there any facts, claims or allegations that could reasonably be expected to result in such a Legal Proceeding or a Hygeia Material Adverse Effect. Hygeia is not subject to any Order, nor is any Affiliate of Hygeia subject to any Order that relates to Hygeia. Hygeia is not engaged in (or intends to engage in) any legal action to recover monies due it or for damages sustained by it. There are no facts, claims or allegations that could reasonably be expected to result in liability of Hygeia under Hygeia’s organizational documents or in any indemnification agreements in effect as of the date hereof.

5.17            Related Party Transactions. (i) Hygeia is not indebted to any director, officer or employee of Hygeia (any such Person, an “Hygeia Related Party”) (except for amounts due as salaries and bonuses under employment contracts or employee benefits plans and amounts payable in reimbursement of ordinary expenses); (ii) to the Knowledge of Hygeia, no Hygeia Related Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, landlord, tenant, creditor or debtor of Hygeia, (B) engaged in a business related to the business of Hygeia, or (C) a participant in any transaction to which Hygeia is a party; (iii) no Hygeia Related Party is indebted to Hygeia, nor has Hygeia made any loans or committed to make any loan or extend or guarantee credit to or for the benefit of any Hygeia Related Party; (iv) no Hygeia Related Party owns or has any interest in any property (real or personal, tangible or intangible), used in or pertaining to the business of, Hygeia other than as a result of his, her or its ownership of or interest in Hygeia Stock; or (v) no Hygeia Related Party is a party to any Contract or involved in any business arrangement or other relationship with Hygeia.

5.18            Banks. Schedule 5.18 contains a complete and correct list of the names and locations of all banks in which Hygeia has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.19            Financial Advisors. Except as set forth on Schedule 5.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Hygeia in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CANTERBURY

Canterbury hereby represents and warrants to Stratus on the date hereof that:

6.1               Organization and Good Standing. Canterbury is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

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6.2               Authorization of Agreement.

(a)                Canterbury has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Canterbury in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Canterbury Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of Canterbury Documents by Canterbury, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Canterbury’s directors and no other action on the part of Canterbury is necessary to authorize the execution, delivery and performance by Canterbury of this Agreement and the consummation of the transactions contemplated hereby.

(b)                This Agreement and each of Canterbury Documents have been duly and validly executed and delivered by Canterbury and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of Canterbury Documents when so executed and delivered will constitute, legal, valid and binding obligations of Canterbury enforceable against Canterbury in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                The directors of Canterbury, at a meeting duly called and held at which all the directors of Canterbury were present in person or by telephone (or, in lieu of a meeting, by the written consent of the directors of Canterbury), duly and by majority vote adopted resolutions: (i) approving and declaring advisable this Agreement, the Canterbury Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to the members of Canterbury and (iii) recommending that the members of Canterbury adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d)                Schedule 6.2(d) sets forth a true, correct and complete list of the holders of record of Canterbury Units and promissory notes as of the date hereof. Prior to the Effective Time, Canterbury will deliver to Stratus true, correct and complete copies of the irrevocable written consents, which are valid and effective under the DLLCA of the requisite holders of Canterbury Units (the “Member Consents”) to the Canterbury Merger. The Member Consents are the only approval of holders of any class or series of Canterbury Units necessary or required (under applicable Law, Canterbury’s certificate of formation, or otherwise) to approve this Agreement on behalf of Canterbury and the transactions contemplated hereby, including the Canterbury Merger. From and after the time of such delivery to Stratus, the Member Consents shall remain in full force and effect and shall be valid and effective under the DLLCA.

6.3               Conflicts; Consents of Third Parties.

(a)                The execution and delivery by Canterbury of this Agreement or the Canterbury Documents, the consummation of the Canterbury Merger and the transactions contemplated hereby or thereby, or compliance by Canterbury with any of the provisions hereof or thereof will conflict with, or result in any violation of, default or breach (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Canterbury to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Canterbury under, any provision of: (i) the operating agreement of Canterbury; (ii) any Intellectual Property, Technology, Contract or Permit to which Canterbury is a party or by which any of the properties or assets of Canterbury are bound; (iii) any Order of any Governmental Body applicable to Canterbury or any of its properties or assets or (iv) any applicable Law.

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(b)                Except as noted on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Canterbury in connection with: (i) the execution and delivery of this Agreement or the Canterbury Documents, the compliance by Canterbury with any of the provisions hereof or thereof, or the consummation by Canterbury of the Canterbury Merger or the other transactions contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of Canterbury.

6.4               Capitalization.

(a)                The authorized capital stock of Canterbury consists of:

(i)                 106,000,000 Common Units, of which 7,774,260 Units are issued and outstanding;

(ii)               7,341,880 Profits Units, of which 6,588,598 Units are issued and outstanding; and

(iii)             91,000,000 Preferred Units, of which 53,745,298 Units are issued and outstanding and for which warrants to purchase 1,782,901 Units are outstanding.

All of the issued and outstanding Canterbury Units have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Canterbury Holders as set forth in Schedule 6.2(d).

(b)                Except as set forth on Schedule 6.4(b), there is no existing option, warrant, call, right or Contract of any character to which Canterbury is a party requiring, and there are no securities of Canterbury outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Canterbury or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase units of capital stock or other equity securities of Canterbury. Except as set forth on Schedule 6.4(b), Canterbury is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of Canterbury. Each agreement set forth on Schedule 6.4(b) will be terminated effective as of the Closing.

6.5               Third-Party Interests: Canterbury does not own, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Canterbury Third-Party Interests”). Canterbury has no rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Canterbury Third-Party Interests or to make any investment in, or contribution or advance to, any Person.

6.6               Records.

(a)                Canterbury has delivered to Stratus true, correct and complete copies of its certificate of formation and operating agreement (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of Canterbury as currently in effect.

(b)                The minute books of Canterbury previously made available to Stratus contain true, correct and complete records in all material respects of all action of the members and board of directors (including committees thereof) of Canterbury. The certificate books and transfer ledgers of Canterbury previously made available to Stratus are true, correct and complete in all material respects. No transfer taxes have been or payable with respect to all transfers of Canterbury Units prior to the date hereof.

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6.7               Liabilitites. Except as set forth on Schedule 6.7, Canterbury has no Indebtedness, obligations or Liabilities (whether or not required by GAAP to be reflected on a balance sheet), including but not limited to Transaction Expenses.

6.8               Taxes.

(a)                Canterbury has: (i) duly and timely filed all material Tax Returns required to be filed by or on behalf of it in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings), all such Tax Returns are true, complete and accurate in all material respects, and Canterbury has maintained, to the extent required, all documentation supporting the positions taken thereon, and (ii) timely paid all Taxes due and payable or claimed or asserted by any Taxing Authority to be due and payable (except to the extent of any accrual for Taxes established on the Balance Sheet).

(b)                Canterbury has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)                Canterbury has made available to Stratus true and complete copies of all Tax Returns of Canterbury for all taxable periods since inception.

(d)                Canterbury’s federal income tax returns have not been audited, and no action, suit, proceeding, investigation or audit with respect to Taxes of any type is pending or, to the Knowledge of Canterbury, threatened. There are no outstanding assessments, claims or deficiencies for any material Taxes of Canterbury that have been asserted or assessed or, to the Knowledge of Canterbury, proposed. No issue has been raised by a Taxing Authority in any prior examination of Canterbury which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(e)                None of the transactions taken pursuant to this Agreement, other than payments to employees of Canterbury, will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(f)                 Canterbury is not, nor has ever been, classified as an entity other than a partnership for US tax purposes.

6.9               Property and Assets. Canterbury has good and marketable title or license to all of its material properties and assets, free and clear of all Liens except to the license to Yale Univeristy. All material leased properties of Canterbury are held under valid and binding leases and/or licenses. Canterbury leases all such properties as are necessary in all material respects to the operations of Canterbury as now conducted. Canterbury does not own any real property.

6.10            Intellectual Property.

(a)                Schedule 6.10(a) sets forth an accurate and complete list of all Patents and Patent applications, registered marks, and registrations and applications for registrations of Marks, Copyrights and Domain Names owned or filed by Canterbury (collectively, “Registered Canterbury Intellectual Property”). Schedule 6.10(a) lists the jurisdictions in which each such Registered Canterbury Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made. Each item of Registered Canterbury Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Canterbury Intellectual Property has been paid and all necessary documents and certificates in connection with such Registered Canterbury Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Canterbury Intellectual Property.

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(b)                Canterbury has full title to and ownership of, or has valid and continuing rights to use, sell or license, all Canterbury Intellectual Property and Canterbury Technology, free and clear of any Liens of any kind. Canterbury Intellectual Property and Canterbury Technology are sufficient for the operation and conduct of the business of Canterbury as presently conducted. To the Knowledge of Canterbury, no third Person has any rights to any Canterbury Intellectual Property or Canterbury Technology that is owned by Canterbury.

(c)                To Canterbury’s Knowledge, no Canterbury Intellectual Property or Canterbury Technology is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property Rights of any third Person, nor will, to Cantebury’s Knowledge, the use, practice or other commercial exploitation of Canterbury Intellectual Property or Canterbury Technology by Canterbury, or the licensing, marketing or, to Canterbury’s Knowledge, use of the same, or the operation of Canterbury’s business, infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Canterbury is not a party to or the subject of any pending or, to the Knowledge of Canterbury, threatened suit, action, investigation or proceeding which involves a claim against Canterbury, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Canterbury Intellectual Property or contesting the right of Canterbury to use, sell, exercise, license, transfer or dispose of any Canterbury Intellectual Property or Canterbury Technology, or any products, processes or materials covered thereby in any manner, nor has Canterbury received any written communications alleging such claims.

(d)                To the Knowledge of Canterbury, no Person (including employees and former employees of Canterbury) is infringing, violating, misappropriating or otherwise misusing any Canterbury Intellectual Property or Canterbury Technology, and Canterbury has not made any such claims against any Person (including employees and former employees of Canterbury).

6.11            Insurance. Canterbury does not maintain and has never maintained any insurance.

6.12            Material Contracts and Obligations. Schedule 6.12 sets forth a list of all material Contracts to which Canterbury is a party or by which it is bound. Canterbury has made available to Stratus copies of all of the foregoing Contracts (or written summaries in the case of oral Contracts). All of such Contracts are valid, binding and in full force and effect on Canterbury. Canterbury is not in default under any material provision of any of such Contracts and, to the Knowledge of Canterbury, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, Canterbury has not received any written communication from any other party to the Contracts listed on Schedule 6.12 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract. To the Knowledge of Canterbury, no event has occurred that with notice, lapse of time or both would constitute a breach or default thereunder by Canterbury, or would permit the modification or premature termination of such Contract by any other party thereto.

6.13            Compliance. Canterbury has, in all material respects, complied with all Laws and Orders applicable to its business, operations or assets and has all material Permits required thereby wherein the failure to so comply would have a Canterbury Material Adverse Effect. There is no term or provision of any Order or Law applicable to or binding upon Canterbury that has had or would reasonably be expected to have a Canterbury Material Adverse Effect. Canterbury has not received any written or oral notices or communications from any Governmental Body of (i) any material pending violation with respect to any Laws, Orders or material Permits applicable to its business, operations or assets or (ii) threatening to terminate, revoke or cancel any material Permit held by Canterbury. Since its inception, Canterbury has not entered into or been subject to any Order with respect to any material aspect of its business, operations, properties, assets or employees or received any written notice from any Governmental Body commencing or threatening any inquiry, investigation or Legal Proceeding with respect to any of the foregoing. To the Knowledge of Canterbury, none of the employees of Canterbury is in violation of any Contract or covenant (either with Canterbury or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

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6.14            Employee Benefits. Canterbury does not currently provide, and has not previously provided, any employee benefits.

6.15            Labor and Employment Matters.

(a)                Canterbury is not, or at any time has been, a party to any collective bargaining agreement or other labor union agreement, nor is any such collective bargaining agreement being negotiated. To the Knowledge of Canterbury, no activities or proceedings are underway by any labor union to organize any employees of Canterbury. Canterbury: (i) has no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, fair employment, employment discrimination, health and safety, terms and conditions of employment, wages and hours, workers compensation, unemployment Laws, immigration Laws and social security Laws and (iii) has not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b)                There is no unfair labor practice charge or complaint against Canterbury pending or, to the Knowledge of Canterbury, threatened, before the National Labor Relations Board, any court or any Governmental Body.

(c)                With respect to Canterbury, there are no pending or, to the Knowledge of Canterbury, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized protected class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.

(d)                Schedule 6.15(d) contains a complete and correct list setting forth: (i) the names and titles of, and current annual compensation and the two most recent annual bonuses for and exempt or non-exempt status of, each current employee of Canterbury, (ii) the names of each director of Canterbury, (iii) the name of each Person who currently provides, or who has within the prior twelve month period provided, services to Canterbury as an independent contractor, and (iv) the names of each employee or independent contractor of Canterbury who is a party to a non-competition agreement with Canterbury. To the Knowledge of Canterbury, no person has any plans to terminate employment or service with Canterbury. Except as specifically identified on Schedule 4.6(d), all employees of Canterbury are employed at will.

(e)                Canterbury has never terminated any employee.

6.16            Litigation. There is no Legal Proceeding pending or threatened against Canterbury or any Affiliate thereof, against any of the officers, directors or employees of Canterbury or any Affiliate thereof with respect to their business activities on behalf of Canterbury, or to which Canterbury or any Affiliate thereof is otherwise a party before any Governmental Body nor, to the Knowledge of Canterbury, are there any facts, claims or allegations that could reasonably be expected to result in such a Legal Proceeding or a Canterbury Material Adverse Effect. Canterbury is not subject to any Order, nor is any Affiliate of Canterbury subject to any Order that relates to Canterbury. Canterbury is not engaged in (or intends to engage in) any legal action to recover monies due it or for damages sustained by it. There are no facts, claims or allegations that could reasonably be expected to result in liability of Canterbury under Canterbury’s organizational documents or in any indemnification agreements in effect as of the date hereof.

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6.17            Related Party Transactions. (i) Canterbury is not indebted to any director, officer or employee of Canterbury (any such Person, a “Canterbury Related Party”) (except for amounts due as salaries and bonuses under employment contracts or employee benefits plans and amounts payable in reimbursement of ordinary expenses); (ii) to the Knowledge of Canterbury, no Canterbury Related Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, landlord, tenant, creditor or debtor of Canterbury, (B) engaged in a business related to the business of Canterbury, or (C) a participant in any transaction to which Canterbury is a party; (iii) no Canterbury Related Party is indebted to Canterbury, nor has Canterbury made any loans or committed to make any loan or extend or guarantee credit to or for the benefit of any Canterbury Related Party; (iv) no Canterbury Related Party owns or has any interest in any property (real or personal, tangible or intangible), used in or pertaining to the business of, Canterbury other than as a result of his, her or its ownership of or interest in Canterbury Stock; or (v) no Canterbury Related Party is a party to any Contract or involved in any business arrangement or other relationship with Canterbury.

6.18            Banks. Schedule 6.18 contains a complete and correct list of the names and locations of all banks in which Canterbury has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

6.19            Financial Advisors. Except as set forth on Schedule 6.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Canterbury in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF STRATUS,
CANTERBURY MERGER SUB AND HYGEIA MERGER SUB

Stratus, Canterbury Merger Sub and Hygeia Merger Sub represent and warrant to Hygeia and Canterbury on the date hereof, that:

7.1               Organization and Good Standing. Each of Stratus, Canterbury Merger Sub and Hygeia Merger Sub is a corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Stratus is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

7.2               Authorization of Agreement. Each of Stratus, Canterbury Merger Sub and Hygeia Merger Sub has all requisite power and authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Stratus, Hygeia Merger Sub and/or Canterbury Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Stratus Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Stratus, Hygeia Merger Sub and Canterbury Merger Sub of this Agreement and each of Stratus Documents, to the extent applicable, have been duly authorized by all necessary corporate action on behalf of Stratus, Hygeia Merger Sub and Canterbury Merger Sub. This Agreement has been, and each Stratus Document will be at or prior to the Closing, duly executed and delivered by each of Stratus, Hygeia Merger Sub and Canterbury Merger Sub, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Stratus Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Stratus, Hygeia Merger Sub and Canterbury Merger Sub, to the extent applicable, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity).

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7.3               Conflicts; Consents of Third Parties.

(a)                Neither the execution and delivery by Stratus, Hygeia Merger Sub and Canterbury Merger Sub of this Agreement and of Stratus Documents, nor the compliance by Stratus with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, default or breach of, any provision of the articles of incorporation, certificate of formation or by-laws of Stratus, Hygeia Merger Sub or Canterbury Merger Sub, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation, in each case to which Stratus, Hygeia Merger Sub and Canterbury Merger Sub is a party or by which Stratus, Hygeia Merger Sub and Canterbury Merger Sub or their properties or assets are bound or (iii) violate any Law or Order of any Governmental Body by which Stratus, Hygeia Merger Sub or Canterbury Merger Sub are bound.

(b)                Except as set forth on Schedule 7.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Stratus, Hygeia Merger Sub or Canterbury Merger Sub in connection with the execution and delivery of this Agreement or the Stratus Documents or the compliance by Stratus, Hygeia Merger Sub or Canterbury Merger Sub with any of the provisions hereof or thereof or the consummation by Stratus of the transactions contemplated hereby.

7.4               SEC Filings. As of their respective filing dates, Stratus’ SEC filings complied in all material respects with the requirements of the Securities Exchange Act of 1934 Act and the Securities Act of 1933. Stratus has, to its knowledge, filed with the SEC all filings required by those laws and has provided all certifications of its officers which are required by Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, as such rules and regulations have been enacted by the SEC. None of Stratus’ SEC filings, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Stratus makes no representations or warranties as to the information contained in or omitted from Stratus’ SEC filings in reliance upon and in conformity with information furnished to Stratus by or on behalf of counterparties to the material contracts included in Stratus’ SEC filings.

7.5               Financial Advisors. Except as set forth on Schedule 7.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for either Stratus or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.6               Capitalization.

(a)                The authorized capital stock of Stratus consists of:

(i)                 One billion (1,000,000,000) shares of common stock, $0.001 par value, of which 421,332,919 shares are issued and outstanding and of which 90,750,435 shares are subject to outstanding option grants and warrants; and

(ii)               Ten Million (10,000,000) shares of preferred stock, $0.001 par value, of which no shares are outstanding.

(b)                All of the issued and outstanding shares of capital stock of Stratus have been duly authorized, are validly issued, fully paid and nonassessable.

(c)                Except as set forth on Schedule 7.6, there is no existing option, warrant, call, right or Contract of any character to which Stratus is a party requiring, and there are no securities of Stratus outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Stratus or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Stratus. Stratus is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of Stratus.

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7.7               Corporate Records. Stratus has delivered to Hygeia and Canterubry true, correct and complete copies of its articles of incorporation and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) as currently in effect.

ARTICLE VIII
COVENANTS

8.1               Board Seat. Effective as of the Closing, Yael Schwartz, Ph.D. and Nelson Stacks (the “Canterbury Designees”) will be elected to the Stratus Board of Directors. The term of service for the Canterbury Designees shall be the same as for the other members of the Stratus Board of Directors, which is approximately one (1) year from the Closing Date. Prior to the Effective Date, Stratus will provide the Canterbury Designees with agreements covering their duties and responsibilities, compensation, stock option agreements and reimbursement of out-of-pocket expenses. Further, the Canterbury Designees shall not be removed from the Stratus Board of Directors except in the event of their individual commission of an act of fraud or a breach of any agreement pursuant to which either of them is providing services to Stratus, Canterbury Surviving Entity, or Hygeia Surviving Corporation. The removal of either Yael Schwartz, Ph.D. or Nelson Stacks as a Director in accordance with the terms of this Section 8.1 shall not affect the other Canterbury Designee.

8.2               Cooperation. The parties shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement, including the filing by Stratus of a Form 8-K pursuant to Section 8.10; and each of them shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, consents, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder.

8.3               No Public Announcements. Without the prior written consent of the other parties, (which may be withheld in their sole and absolute discretion), no party hereto will make any press release or other public disclosure with regard to the transactions contemplated by this Agreement.

8.4               Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents as the other party may reasonably request).

8.5               Access to Information. Prior to the Effective Time, each party shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the other parties and such examination of the books, records and financial condition of such other parties as it reasonably requests and to make extracts and copies of such books and records. Each party shall reasonably cooperate, and shall cause such party to reasonably cooperate, with all such reasonable requests. No investigation by or on behalf of any party prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other parties contained in this Agreement. In order that a party may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the other party, each such other party shall use commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of such other party to cooperate fully in connection with such review and examination.

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8.6               Conduct of the Business Pending the Closing.

(a)                Except as otherwise expressly contemplated by this Agreement, each of Canterbury and Hygeia shall:

(i)               conduct its businesses only in the Ordinary Course of Business;

(ii)              use commercially reasonable efforts to: (A) preserve its present business operations, organization, material rights, franchises, Intellectual Property Rights and goodwill and (B) preserve its present relationship with Persons having material business dealings with such party;

(iii)             use its commercially reasonable efforts to maintain: (A) all material assets and properties of such party in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of such party in such amounts, of such kinds and with such carriers as are substantially similar to that in effect on the date of this Agreement;

(iv)             maintain its books, accounts and records in accordance with generally accepted accounting principles;

(v)              give all required notices of the transactions contemplated by this Agreement and use its commercially reasonable efforts to obtain all third party consents material to such party’s business that are necessary or advisable in order to consummate the transactions contemplated by this Agreement;

(vi)             not take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; and

(vii)            promptly notify Stratus in writing if, prior to the consummation of the Closing, to their Knowledge: (a) any of the representations and warranties contained herein applicable to Canterbury or Hygeia are not accurate and complete in all material respects or (b) Canterbury or Hygeia fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to Stratus.

8.7               Reasonable Best Efforts; Regulatory Approvals. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement and bring about the fulfillment of the conditions precedent contained in this Agreement.

8.8               No Solicitation by Canterbury or Hygeia

(a)                Each of Canterbury and Hygeia shall use its reasonable best efforts to cause its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, the “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by each of Canterbury and Hygeia or Representatives. Canterbury and Hygeia shall not, and shall not permit its Representatives to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing Persons of the existence of the provisions contained in this Section 8.8, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal.

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(b)                In addition to the other obligations of the Company set forth in this Section 8.8, Canterbury and Hygeia shall promptly advise Stratus, in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Canterbury and Hygeia in respect of any Takeover Proposal, and shall, in any such notice to Stratus, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry, contact or request), and thereafter shall promptly keep Stratus informed of all material developments affecting the status and terms of any such proposals, offers, inquiries, contacts or requests (and Canterbury and Hygeia shall provide Stratus with copies of any additional written materials received that relate to such proposals, offers, inquiries, contacts or requests) and of the status of any such discussions or negotiations.

(c)                Canterbury and Hygeia acknowledge that damages for any breach of the obligations in this Section will be difficult to measure and that Stratus has the right to have the provisions of this Section 8.8, specifically enforced.

8.9               Confidentiality and Non-Disclosure.

(a)                Confidential Information. The term “Confidential Information” means any information disclosed to a party to this Agreement (referred to in this Section as the “Recipient”), either prior to or subsequent to the date of this Agreement, whether orally, in writing, in any other medium, however documented (or not documented), by or on behalf of any other party to this Agreement (referred to within this Section as the “Disclosing Party”) including, without limitation, the Disclosing Party’s actual and proposed business(es); historical and protected financial information; budgets; services; products; trade secrets; techniques; processes; operations; formulae; product specifications; know-how; processes; compositions; inventions; discoveries; designs; formats; business, marketing and manufacturing plans and materials; analyses; strategies; forecasts; research and development; concepts; ideas; names, addresses and any other characteristics, identifying information or aspects of the Disclosing Party’s existing or potential customers, employees, vendors or suppliers; or any information derived, summarized or extracted from any of the foregoing.

(b)                Confidential Information shall not include any information which: (i) is or becomes available to the public other than as a consequence of a breach by any person of any fiduciary duty or obligation of confidentiality, including, without limitation, catalogues, product descriptions and sales literature that the Disclosing Party has distributed to the public generally; or (ii) is or was developed by a Recipient independently of, and without reliance on or reference to, the confidential information of the Disclosing Party. All of the parties agree that in the event an order by any court or other government entity is issued requiring a Recipient to turn over any Confidential Information, Recipient shall give the Disclosing Party written notice of such court order immediately upon knowledge thereof and shall cooperate with any efforts of Disclosing Party to protect the confidentiality of the information.

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(c)                Non-Disclosure of Confidential Information. Each party to this letter hereby agrees to hold in strict confidence and trust all Confidential Information and agrees not to disclose or otherwise provide or transfer, directly or indirectly, any Confidential Information or anything related to the Confidential Information to third parties without the prior written consent of the other party or as permitted by Section 8.9(b) or the next sentence. A Recipient may disclose Confidential Information (without consent of the other party): (i) to its directors, officers, stockholders, unitholders, employees, agents and advisors (including without limitation attorneys, accountants, consultants, bankers, financing sources and financial advisors) (“Representatives”) who are advised of the terms of this Section and who need to know such information to enable Recipient to evaluate the possible business relationship with a Disclosing Party, and then only to the extent necessary to carry out the legitimate use of the Confidential Information and (ii) as required by any final, unappealable court order. Each party further agrees that it may use the Confidential Information only in connection with the evaluation of this transaction and not for any other purpose or for the benefit of any third party. Each party agrees to require any of its Representatives who obtain Confidential Information to comply with this Section and also agrees to be responsible for any breach of this Section by such persons.

8.10            Preparation of Canterbury and Hygeia Financial Statements; Compliance with Form 8-K.

(a)                Within ten (10) business days of the Effective Date, each of Hygeia and Canterbury shall deliver to Stratus the financial statements of Canterbury and Hygeia as are required to be filed (the “Target Financial Statements”) pursuant to Items 2.01 and 9.01 of Form 8-K, except that such Target Financial Statements shall not be required to be audited. The Target Financial Statements shall be prepared in accordance with generally accepted accounting principles. The parties shall cooperate with each other in connection with the drafting of a current Report on Form 8-K containing such information as may be required pursuant thereto, including business descriptions, risk factors and compensation data.

(b)                Each of Canterbury and Hygeia will, contemporaneous with the delivery of the information described in Section 8.10(a), provide Stratus with a representation that the information provided by it for inclusion and/or incorporation into Stratus’ Securities Act filings is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

ARTICLE IX
CONDITIONS TO CLOSING

9.1               Conditions Precedent to Obligations of Stratus and Hygeia Merger Sub and Canterbury Merger Sub. The obligations of Stratus, Hygeia Merger Sub and Canterbury Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Stratus in whole or in part to the extent permitted by applicable Law):

(a)                the representations and warranties of Hygeia and Canterbury contained in Article V and VI respectively, that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date);

(b)                Each of Hygeia and Canterbury shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and received all Shareholder and Unitholder approvals, and Stratus shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Stratus may reasonably request;

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(c)                 there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall not be pending any Legal Proceeding seeking to restrain or prohibit the consummation of the Mergers or seeking a material amount for damages in connection with the transactions contemplated hereby;

(d)                 there shall be no Indebtedness of Liabilities of Hygeia or Canterbury outstanding other than: (i) Indebtedness to be paid at Closing, (ii) Transaction Expenses and (iii) those other payables listed on Schedule 9.1(d) ((ii) and (iii) collectively the “Post-Closing Payment Amounts”) all of which Post-Closing Payment Amounts will not exceed Three Hundred Thousand ($300,000) Dollars, at least Fifty (50%) percent of which will be paid by Stratus simultaneously with the closing of the Financing as required by Section 12.3 hereof and the remainder by December 20, 2013 also pursuant to Section 12.3 hereof.

(e)                 there shall not have been any Canterbury Material Adverse Effect or Hygeia Material Adverse Effect since the date of this Agreement;

(f)                  Stratus shall have received a certificate signed by the Chief Executive Officer of each of Hygeia and Canterbury, in form and substance reasonably satisfactory to Stratus, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a), (b), (c), (d) and (e) have been satisfied in all respects;

(g)                 Hygeia and Canterbury shall have obtained all consents, waivers and approvals referred to on Schedule 5.3(b) and Schedule 6.3(b), each such consent, waiver and approval being in form and substance reasonably satisfactory to Stratus and not requiring as a term thereof or condition thereto any adverse condition or requirement on the conduct of business by Hygeia, Canterbury or Stratus;

(h)                 non-competition agreements, each substantially in the form attached hereto as Exhibit B, shall have been entered into by Yael Schwartz, Ph.D. and Craig Abolin, Ph.D. and each such agreement shall remain in full force and effect;

(i)                  an employment agreement, each substantially in the form attached hereto as Exhibit C, shall have been entered into by Yael Schwartz, Ph.D. and Craig Abolin, Ph.D. on the Closing Date, and each such agreement shall remain in full force and effect with the agreements effective as of the Closing Date with all compensation and benefits accrued from the Closing Date to the closing of the Financing and then all accrued compensation shall be paid in full simultaneously with the closing of the Financing and thereafter continuing in accordance with their terms;

(j)                  the board of directors will be reconstituted as set forth in Section 8.1 with Yael Schwartz, Ph.D. and Nelson Stacks as members;

(k)                 Hygeia and Canterbury shall have delivered, or caused to be delivered, to Stratus certificates of good standing as of a recent date with respect to Hygeia and Canterbury issued by the Delaware Secretary of State; and

(l)                  Stratus, the Hygeia Stockholders and the Canterbury Holders shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit D.

(m)                Stratus shall have available audited Financial Statements of Canterbury and Hygeia so as to enable Stratus to comply with its reporting obligations under Items 2.01 and 9.01 of Form 8-K.

9.2                Conditions Precedent to Obligations of Hygeia and Canterbury . The obligations of Hygeia and Canterbury to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Hygeia and Canterbury in whole or in part to the extent permitted by applicable Law):

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(a)                the representations and warranties of Stratus, Hygeia Merger Sub and Canterbury Merger Sub contained in Article VII that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date); and

(b)                 Stratus shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Stratus on or prior to the Closing Date;

(c)                 there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall not be pending any Legal Proceeding seeking to restrain or prohibit the consummation of the Mergers or seeking a material amount for damages in connection with the transactions contemplated hereby and the Hygeia Stockholders and Canterbury Unitholders have approved the Merger and all Transactions;

(d)                 there shall not have been any Stratus Material Adverse Effect since the date of this Agreement;

(e)                 Hygeia and Canterbury shall have received a certificate signed by the Chief Executive Officer of Stratus, in form and substance reasonably satisfactory to Hygeia and Canterbury, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.2(a)(b),(c),(d), and (e) have been satisfied in all respects;

(f)                  non-competition agreements, each substantially in the form attached hereto as Exhibit B, shall have been entered into by Yael Schwartz, Ph.D. and Craig Abolin, Ph.D., and each such agreement shall remain in full force and effect;

(g)                 an employment agreement, each substantially in the form attached hereto as Exhibit C, shall have been entered into by Yael Schwartz, Ph.D. and Craig Abolin, Ph.D. on the Closing Date, and each such agreement shall remain in full force and effect;

(h)                 the board of directors of Stratus shall have been reconstituted as provided in Section 8.1, with Yael Schwartz, Ph.D. and Craig Abolin, Ph.D as members; and

(i)                  Stratus, the Hygeia Stockholders and the Canterbury Holders shall have entered into the Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

ARTICLE X
INDEMNIFICATION

10.1            Survival of Representations and Warranties.

(a)                 The representations and warranties of the parties contained in this Agreement shall survive the Closing until 11:59 p.m. EST on the twelfth (12th) month anniversary of the Closing Date (the “Expiration Date”). Any claim for a Loss asserted in good faith on or prior to the Expiration Date which sets forth in a written notice in reasonable detail (based on the facts then available) the nature and estimated scope of such claim will be timely made for purposes hereof (the “Timely Claim”). Any claim for indemnification with respect to any of such matters that is not asserted by notice to the other party on or prior to the Expiration Date may not be pursued and is hereby irrevocably waived after such time.

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(b)                 All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date in accordance with their terms. All covenants and agreements that contemplate performance prior to the Closing Date shall not survive the Closing Date; provided, however, that if any such covenant or agreement is breached on or prior to the Closing Date, the non-breaching party shall retain all rights and remedies hereunder with respect to such breach following the Closing Date.

10.2            Indemnification by Hygeia Stockholders. Subject to the limitations set forth in this Article X, from and after the Closing Date, Stratus, the Surviving Hygeia Corporation and the Surviving Canterbury Entity, and their respective subsidiaries, shareholders, members, directors, officers, employees, consultants, independent contractors, agents and representatives (the “Stratus Indemnified Parties”) shall be entitled to be indemnified, defended and held harmless by the Hygeia Stockholders, on a several and not a joint basis, for all Losses suffered or incurred by such Stratus Indemnified Party (irrespective of whether or not such Losses arise out of or in connection with a third-party claim) resulting from, or arising out of or relating to the following:

(a)                 any failure of the representations and warranties made by Hygeia set forth in this Agreement or in any Hygeia Document to be true and correct;

(b)                any breach of any covenant or other agreement on the part of Hygeia under this Agreement or any Hygeia Document; or

(c)                 any claims by current or former Hygeia Stockholders with respect to the determination by Hygeia to enter into this Agreement or the allocation of the Merger Consideration as set forth in the Merger Consideration Schedule.

10.3            Indemnification by Canterbury Holders. Subject to the limitations set forth in this Article X, from and after the Closing Date, the Stratus Indemnified Parties shall be entitled to be indemnified, defended and held harmless by the Canterbury Holders, on a several and not a joint basis, for all Losses suffered or incurred by such Stratus Indemnified Party (irrespective of whether or not such Losses arise out of or in connection with a third-party claim) resulting from, or arising out of or relating to the following:

(a)                 any failure of the representations and warranties made by Canterbury set forth in this Agreement or in any Canterbury Document to be true and correct;

(b)                 any breach of any covenant or other agreement on the part of Canterbury under this Agreement or any Canterbury Document; or

(c)                 any claims by current or former Canterbury Holders with respect to the determination by Canterbury to enter into this Agreement or the allocation of the Merger Consideration as set forth in the Merger Consideration Schedule.

10.4            Indemnification by Stratus. Subject to the limitations set forth in this Article X, from and after the Closing Date, Hygeia Stockholders and Canterbury Holders and their respective subsidiaries, shareholders, members, directors, officers, employees, consultants, independent contractors, agents and representatives (the “Target Indemnified Parties” and with the Stratus Indemnified Parties, each an “Indemnified Party”) shall be entitled to be indemnified, defended and held harmless by Stratus for all Losses suffered or incurred by such Target Indemnified Party (irrespective of whether or not such Losses arise out of or in connection with a third-party claim) resulting from, or arising out of or relating to the following:

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(a)                 any failure of the representations and warranties made by Stratus, Hygeia Merger Sub or Canterbury Merger Sub set forth in this Agreement or in any Stratus Document to be true and correct; or

(b)                 any breach of any covenant or other agreement on the part of Stratus, Hygiea Merger Sub or Canterbury Merger Sub under this Agreement or any Stratus Document.

10.5            Escrow Arrangements.

(a)                 Escrow Fund. The Escrow Shares shall be available to compensate the Stratus Indemnified Parties for any claims by such Parties for any Losses incurred or sustained by them and for which they are entitled to recovery under this Article X.

(b)                 Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence as of the Closing and shall terminate at 11:59 p.m., local time, on the sixth (6th) month anniversary after the Closing Date with respect to Fifty (50%) percent of the Escrow Fund, and the balance of the Escrow Fund shall terminate at 11:59 P.M., local time twelve (12) months after the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to 100% of the amount of any unsatisfied claims specified in any Officer’s Certificate delivered in good faith prior to the respective expiration date with respect to facts and circumstances existing prior to the Expiration Date (each, an “Unresolved Claim”). As soon as an Unresolved Claim has been resolved (whether by settlement, other agreement or Order), Stratus shall forthwith deliver to the Holder Representative for distribution, to and in the names of those Persons designated by the Holder Representative, the portion of the Escrow Shares, if any, not required to satisfy other Unresolved Claims. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any executive officer of Stratus and delivered to the Holder Representative: (1) stating that Stratus has paid, incurred, sustained or accrued, or reasonably anticipates that it will have to pay, incur, sustain or accrue Losses, and (2) specifying in as much detail as then exists the individual items of Losses included in the amount so stated, the date each such item was paid, incurred, sustained or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

10.6            Indemnification Procedures.

Subject to Section 10.5, the following shall apply to all Claims; provided that the Holder Representative shall be the exclusive person to act on and receive all Notices on behalf of the Canterbury Holders and the Hygeia Stockholders:

(a)                 Claims for Indemnification. In the event that any Indemnified Party asserts a Timely Claim, it shall provide written notice thereof containing reasonable details regarding the claim (the “Claim Notice”) to the party against which such claim is asserted (an “Indemnifying Party”) with a copy to the Holder Representative.

(b)                 Resolution of Conflicts; Arbitration.

(i)                 If the Indemnifying Party shall object in writing to any claim or claims made in any Claim Notice to recover Losses within thirty (30) days after delivery of such Claim Notice, then the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the Indemnifying Party shall pay the agreed-upon amount of the Claim to the Indemnified Party.

(ii)               If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of the Claim Notice, then the matter shall be referred to arbitration in accordance with Section 13.9 hereof.

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(c)                Third-Party Claims With Respect to Indemnified Parties.

(i)                 In the event an Indemnified Party becomes aware of a third-party claim which the Indemnified Party reasonably believes may result in a demand against an Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party in writing of such claim. The Indemnifying Party shall have the right to elect to assume the defense of such claim; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party that to the best of its knowledge, such party is obligated to indemnify the Indemnified Party with respect to such third-party claim as and to the extent provided hereunder; and provided, further, that in the event the Indemnifying Party subsequently determines that it is not obligated to indemnify any such Indemnified Person with respect to such third-party claim, it shall promptly notify the Indemnified Party to such effect and the Indemnifying Party shall cease to have the right to control the defense of such third-party claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to elect to assume the defense of such third-party claim if: (w) the Indemnified Party determines in good faith that there is a reasonable probability that such third-party claim seeks material non-monetary relief; (x) the third-party claim is a criminal proceeding or (y) the claim seeks relief which would limit or otherwise adversely affect the conduct of business by the Indemnified Party. Failure by the Indemnifing Party to notify the Indemnified Party of its election to assume the defense of any such claim or litigation by a third party within ten (10) days after notice thereof has been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim or litigation, and the Indemnified Party shall have the right to retain its own counsel, without prejudice to its right of indemnification under this Agreement. All claims for legal fees and expenses or other Losses for which an Indemnified Party is entitled to indemnification pursuant to this Section 10.6(c) shall be subject to the claims processing and dispute procedures set forth in Section 10.6(b).

(ii)               The Indemnifying Party, if he or it are entitled to and do assume the defense, shall retain counsel reasonably satisfactory to the Indemnified Party to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If the Indemnifying Party elects to assume the defense, the obligations under Article X of this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the Indemnified Parties harmless from and against any and all Losses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation; provided, however, that: (x) the Indemnifying Party shall first consult with the Indemnified Party regarding such settlement, (y) no settlement may be made by the Indemnifying Party without the consent in writing of the Indemnified Party, unless such settlement (i) releases the Indemnified Parties from any liability in respect thereof, (ii) does not include any admission of culpability on the part of the Indemnified Parties and (iii) does not impose an injunction or other equitable relief upon the Indemnified Parties or any of their Affiliates or otherwise impose affirmative or negative covenants on the Indemnified Party, and (z) the Indemnifying Party shall not enter into any settlement with respect to Taxes without the Indemnified Party’s consent, which shall not be unreasonably withheld. If the Indemnifying Party elects to assume the defense, the Indemnifying Party shall permit the Indemnified Party to participate in such defense or settlement through separate counsel chosen by the Indemnified Party, with the fees and expenses of such separate counsel borne by the Indemnified Party; provided, however, that in the event the Indemnified Party shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled to select separate counsel to act on its behalf, and the Indemnifying Party shall pay the reasonable separate counsel fees and other reasonable expenses related thereto.

(iii)             If the Indemnified Party elects to assume such third-party claim or litigation, the Indemnified Party shall permit the Indemnifying Party to participate in such defense or settlement through separate counsel chosen by the the Indemnifying Party, with the fees and expenses of such separate counsel borne by the Indemnifying Party.

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10.7            Limitation on Indemnification.

(a)                Other than as set forth below, resort to indemnification pursuant to this Article X and the Escrow Fund shall be the sole and exclusive remedy of the Stratus Indemnified Parties and the Stratus Indemnified Parties hereby waive, to the fullest extent permissible by law, any other rights or remedies that may arise under any applicable statute, rule or regulation.

(b)                For purposes of determining the amount of Escrow Shares to satisfy any Indemnification Claims, the Escrow Shares shall be valued at the fair market value of such shares at the time such claim is made (as determined by mutual agreement of the parties or by a third party valuation expert appointed by the parties, the cost of which shall be shared by the parties).

(c)                An Indemnifying Party shall not have any liability under this Article X unless the aggregate amount of Losses to the indemnified parties as finally determined exceed Seventy Five Thousand ($75,000) Dollars (the “Threshold Amount”), in which event, subject to Section 10.7(a) the Indemnifying Party shall be required to pay the full amount of such Losses in excess of the Threshold Amount; provided however, that the maximum liability of any Hygeia Stockholder or Canterbury Holder hereunder shall be limited to the consideration received by such Hygeia Stockholder or Canterbury Holder minus any taxes paid.

ARTICLE XI
HOLDER REPRESENTATIVE

11.1            Holder Representative.

(a)                Upon the adoption of this Agreement and the approval of the Mergers and the transactions contemplated hereby by the Hygeia Stockholders and Canterbury Holders Yael Schwartz, Ph.D. (the “Holder Representative”) shall be appointed as the Holder Representative hereunder to give and receive notices and communications, to waive any breach or default of Stratus under this Agreement, to receive all notices and services of process on behalf of the Hygeia Stockholders and Canterbury Holders in connection with any claims under this Agreement, including indemnification claims by or against Canterbury or Hygeia pursuant to Article X or any related document or instrument, to exercise the right of rescisssion pursuant to Section 12.1, and to take all other actions that are either: (i) necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement; provided, however that such agency shall apply only to matters affecting the Hygeia Stockholders and Canterbury Holders and any matter that affects only an individual Hygeia Stockholder and Canterbury Holder shall be addressed by Stratus and such Hygeia Stockholder and Canterbury Holder. Such agency may be changed by the Hygeia Stockholders and Canterbury Holders from time to time upon not less than thirty (30) days prior written notice to Stratus. No bond shall be required of the Holder Representative, and the Holder Representative shall not receive any compensation for his services. Notices or communications to or from the Holder Representative shall constitute notice to or from the Hygeia Stockholders and Canterbury Holders.

(b)                Except for intentional fraud, the Holder Representative shall not be liable for any act done or omitted hereunder as Holder Representative. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Hygeia Stockholders and Canterbury Holders shall be, severally based on such Hygeia Stockholders’ and Canterbury Holders’ pro rata Portion of the Merger Consideration and not jointly, obligated to indemnify the Holder Representative and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Holder Representative. At the time of distribution pursuant to Section 10.5 of any remaining Escrow Shares, the Holder Representative shall be entitled to deduct and withhold from such Shares to pay and reimburse fees and expenses of third parties incurred or expected to be incurred in connection with her role as Holder Representative pursuant to this Agreement to the extent the Holder Representative Reserve would be insufficient to pay and reimburse fees and expenses of third parties.

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(c)                The grant of authority provided for in Section 11.1 is coupled with an interest and is being granted, in part, as an inducement to Stratus, Hygeia Merger Sub and Canterbury Merger Sub to enter into this Agreement, shall be irrevocable.

(d)                In connection with the performance of his obligations hereunder, the Holder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Hygeia Stockholders and Canterbury Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Holder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e)                In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Holder Representative hereunder or thereunder: (i) the Holder Representative and his agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the Hygeia Stockholders, Canterbury Holders or Stratus by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document other than with respect to intentional fraud of the Holder Representative, and (ii) the Holder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Holder Representative pursuant to such advice shall in no event subject the Holder Representative to liability to the Hygeia Stockholders, the Canterbury Holders or Stratus.

(f)                 All of the immunities and powers granted to the Holder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(g)                A decision, act, consent or instruction of the Holder Representative, including an extension or waiver of this Agreement, shall constitute a decision of the Hygeia Stockholders and Canterbury Holders and shall be final, binding and conclusive upon the Hygeia Stockholders and Canterbury Holders; and Stratus may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of the Hygeia Stockholders and Canterbury Holders. Stratus is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(h)                The Holder Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Holder Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Holder Representative Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Holder Representative Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Holder Representative. This Agreement has been, and each of the Holder Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Holder Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Holder Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Holder Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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ARTICLE XII
RESCISSION RIGHTS; PREEMPTIVE RIGHTS;
PAYMENT OF POST-CLOSING PAYMENT AMOUNTS

12.1            Rescission Rights. It is the intention of Stratus to raise at least Ten Million Dollars ($10,000,000) after the Effective Date through the sale by Stratus of its securities upon usual and customary terms (the “Financing”). In the event that at least Seven Million Five Hundred Thousand ($7,500,000) Dollars in gross proceeds from the Financing is not achieved by January 15, 2014, Stratus, Canterbury and Hygeia will then, at the option of the Holder Representative to be exercised no later than January 31, 2014 (which date may be extended by the Holder Representative at her option to March 31, 2014), take all necessary steps to unwind the Mergers (the “Rescission”) and return the parties to the position they were in immediately prior to the closing of the Mergers. The Rescission shall be effected by notice to Stratus from the Holder Representative and must pertain to both Hygeia and Canterbury.

12.2            Preemptive Rights. Each Hygeia Stockholder and Canterbury Holder will be allowed to participate in the Financing on the same terms and conditions and have the right and option for at least ten (10) calendar days after receipt of all final, fully negotiated offering documents, to purchase securities being offered in the Financing sufficient to maintain such Person’s pro-rata ownership interest in Stratus post-closing of the Financing. As soon as practicable, all offering documents will be provided to the Hygeia Stockholders and the Canterbury Unitholders. If a Hygeia Stockholder or Canterbury Unitholder declines to purchase his, her or its pro-rata share, then any oversubscription shall be permitted for an additional period of five (5) days to any Hygeia Stockholder or Canterbury Unitholder who has purchased his, her or its pro-rata ownership interest pursuant to this Section 12.2.

12.3            Payment of Post-Closing Payment Amounts. Concurrently with the Closing of Financing, Status shall pay at least Fifty (50%) percent of the Post-Closing Payment Amounts with the remainder no later than December 20, 2013. All payments will be made to the Client Trust Account of Rubin and Rudman LLP for distribution.

ARTICLE XIII
MISCELLANEOUS

13.1            Submission to Jurisdiction; Consent to Service of Process.

(a)                The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.5.

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13.2            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state.

13.3            Entire Agreement; No Third-Party Beneficiaries. This Agreement: (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article VII, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

13.4            Amendment and Waivers. This Agreement may be amended, supplemented or changed by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Hygeia Stockholders or the Canterbury Holders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.5            Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally, (ii) when sent by facsimile (with confirmation of transmission), (iii) when sent via confirmed email, or (iv) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Hygeia or Canterbury, to

8 Canterbury Lane

Holden, Massachusetts 01520

Attention: Yael Schwartz, Ph.D.

Email: yschwartz@canterbury-labs.com

with a copy (which shall not constitute notice) to:

Rubin and Rudman LLP

50 Rowes Wharf, 3rd Floor

Boston, Massachusetts 02110

Attention: Peter B. Finn, Esq.

Email: PFinn@rubinrudman.com

If to Holder Representative:

Yael Schwartz, Ph.D.

8 Canterbury Lane

Holden, MA 01520

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With a copy (which shall not constitute notice) to:

Rubin and Rudman LLP

50 Rowes Wharf, 3rd Floor

Boston, MA 02110

Attn: Peter B. Finn, Esq.

Email: PFinn@rubinrudman.com

If to Stratus, Canterbury Merger Sub or Hygeia Merger Sub, to:

1800 Century Park East

6th Floor

Los Angeles, CA 90067

Attention: Jerrold Rubinstein

Email: jhr@miaminc.com

With a copy to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

Attention: David L. Ficksman, Esq.

Email: dficksman@troygould.com

13.6            Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.7            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

13.8            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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13.9            Arbitration. In the event of any dispute, controversy, disagreement, breach or claim arising out of or relating to this Agreement or interpretation of any of the provisions, the same shall be submitted, for resolution, to final and binding arbitration in accordance with the following procedures: The parties shall first attempt to mediate the matter(s). If the matter(s) has not been satisfactorily resolved (or waived), within thirty (30) days after written notice by either party to the other requesting mediation, then the matter shall be referred to arbitration for resolution under the then commercial arbitration rules of the American Arbitration Association (the “A.A.A.”) and the decision of the arbitrator shall be final and binding on the parties. The parties shall have the right to select the arbitrator. If the parties are unable to agree upon an arbitrator within thirty (30) days following a notice of initiating arbitration to the other party, then the arbitrator shall be appointed by the A.A.A. Each party shall be responsible for the filing fee and the arbitrator’s fee; and otherwise, each party shall be responsible for its own costs and expenses, including but not limited to, travel, consultants, depositions, witnesses and attorneys’ fees and disbursements. The arbitrator shall be authorized to only interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power or authority to modify or change any of the above in any manner.

The arbitrator shall have no authority to award punitive or speculative damages or any damages inconsistent with this Agreement. In addition to monetary award, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by mutual agreement, notify the parties in writing of his/her decision, stating the reasons for such decision and separately listing the findings of fact and conclusions of law. The arbitration shall be conducted in New York, New York, and shall be governed by the laws of the State of Delaware, and the decision of the arbitrator may be entered in any court of competent jurisdiction. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the non-prevailing party or shall be recovered by the prevailing party, as applicable, in any final judgment or arbitration award.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Mergers to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

“STRATUS”

STRATUS MEDIA GROUP, INC.

By:
Name:
Title:

“HYGEIA MERGER SUB”	“HYGEIA”

HYGEIA ACQUISITION, INC.	HYGEIA THERAPEUTICS, INC.

By:	By:
Name:	Yael Schwartz, Ph.D., President
Title:

“CANTERBURY MERGER SUB”	“CANTERBURY”

CANTERBURY ACQUISITION INC.	CANTERBURY LABORATORIES, LLC

By:	By:
Yael Schwartz, Ph.D., President

HOLDER REPRESENTATIVE

Yael Schwartz, Ph.D.

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EXHIBIT “A”

AMENDED CANTERBURY OPERATING AGREEMENT

To Be Provided by Stratus Post Closing.

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EXHIBIT “B”

NON-COMPETITION AGREEMENT

40

EXHIBIT “C”

EMPLOYMENT AGREEMENTS

41

EXHIBIT “D”

REGISTRATION RIGHTS AGREEMENT

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DISCLOSURE SCHEDULE

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STRATUS MEDIA GROUP, INC.

AND

CANTERBURY ACQUISITION, LLC AND HYGEIA ACQUISITION, INC.

AND

CANTERBURY LABORATORIES, LLC AND HYGEIA THERAPEUTICS, INC.

September ____, 2013

This Disclosure Schedule is made and given by Hygeia Therapeutics, Inc. (“Hygeia”) and Canterbury Laboratories, LLC (“Canterbury”) pursuant to the Agreement and Plan of Merger dated September ___, 2013 (the “Merger Agreement”), by and among the Stratus Media Group, Inc. (“Stratus”), Hygeia, Canterbury, Canterbury Acquisition, LLC (“Canterbury Merger Sub”), and Hygeia Acquisition, Inc. (“Hygeia Merger Sub”).

The Schedule numbers in the Disclosure Schedule correspond to the Section numbers of the Hygeia representations and warranties contained in Article V of the Merger Agreement and the Canterbury representations and warranties contained in Article VI of the Merger Agreement and the respective covenants of Hygeia and Canterbury contained in Article VIII of the Merger Agreement. If, and to the extent, any item required to be disclosed in a section of this Disclosure Schedule is disclosed in any other section(s) of the Disclosure Schedule, each item shall be deemed to be included in such Section where such information is required to be disclosed to the extent such item is described in sufficient detail to enable a party to reasonably identify that such item belongs to such section.

Capitalized terms used by not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

Schedule 5.2:	A complete list of the Holders of Hygeia stock is attached as Exhibit 5.2(d).

Schedule 5.3(b):	Yale University

Schedule 5.4(b):	Right of First Refusal and Co-Sale Agreement, Stockholders’ Voting Agreement, and Investors’ Rights Agreement each dated March 31, 2010.

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Schedule 5.7:	Indebtedness:

	(i)	Yale University:	$87,295.76

	(ii)	WIL Research Co.:	$118,000.00

Transaction Expenses:

(i)	Rubin and Rudman LLP:	$125,000.00 (est.)

(ii)	Abrams Little-Gill Loberfeld PC	$50,000.00 (est.)

Schedule 5.10(a):	Exclusive License Agreement with Yale University effective as of June 30, 2011, covering U.S. Patents #6,476,012 issued November 5, 2002 and #7,015,211 issued on March 21, 2006.

hygeiatherapeutics.com
hygeiatherapeutics.net
hygeiatherapeutics.biz

Schedule 5.12:	SBIR Application SF 424 (NIH) filed with GLSynthesis Inc., dated November 29, 2012.

Schedule 5.14:	Hygeia previously provided, on a sporadic basis, health insurance benefits through Blue Cross/Blue Shield of Massachusetts. All benefits ceased as of December 22, 2011.

Schedule 5.15(d):	(i)	None.

	(ii)	Schwartz, Ph.D., Elkan Gamzu, Ph.D. and Thomas Jerussi, Ph.D.

	(iii)	None.

	(iv)	None.

Schedule 5.18:	All bank accounts have been closed.

Schedule 5.19:	Torreya Partners, LLC

Schedule 6.2(d):	A complete list of the Holders of the Canterbury Units and Convertible Promissory Notes is attached as Exhibit 6.2(d).

Schedule 6.3(b):	Yale University

Schedule 6.4(b):	Right of First Refusal and Co-Sale Agreement, Members’ Voting Agreement, and Investors’ Rights Agreement each dated October 20, 2011.

44

Schedule 6.7:	Indebtedness:

	(i)	Yale University:	$87,295.76

	(ii)	WIL Research Co.:	$118,000.00

Transaction Expenses:

(i)	Rubin and Rudman LLP:	$125,000.00 (est.)

(ii)	Abrams Little-Gill Loberfeld PC	$50,000.00 (est.)

Schedule 6.10(a):	Exclusive License Agreement with Yale University effective as of October 27, 2007, as amended by First Amendment dated as of March 26, 2010, covering U.S. Patents #6,476,012 issued November 5, 2002 and #7,015,211 issued on March 21, 2006.

canterbury-labs.com
canterbury-labs.net
canterbury-labs.biz

Schedule 6.12:	(1) Master Services Agreement with MicroConstants dated March 22, 2012.

(2) Master Contract and Services Agreement with GLSynthesis effective as of March 28, 2012.

(3) Investment Banking Engagement Letter with Torreya Capital, a division of Financial West Investment Group.

(4) Sublicense Agreement with Ferndale Pharma Group, Inc. dated as of March 22, 2012.

(5) Collaboration Agreement with the Ferndale Pharma Group, Inc. dated as of July 25, 2013.

(6) Board of Director Agreement with Nelson K. Stacks dated March 15, 2013.

(7) Board of Director Agreement with Marc E. Goldberg dated March 15, 2013.

(8) Service Agreement with CEREP dated October 18, 2011.

(9) Quotation Agreement with Syncom dated March 28, 2013, together with Subcontractor Agreement with Cambridge Major Laboratories Inc. dated August 6, 2012.

45

Schedule 6.14:	Canterbury has provided, on a sporadic basis, health insurance benefits through BlueCross/BlueShield of Massachusetts. Canterbury is currently providing health benefits to Dr. Schwartz and Dr. Abolin.

Schedule 6.15(d):	(i) Yael Schwartz, Ph.D., President and Chief Executive Officer: annual salary of $135,000, with no bonus.
Craig Abolin, Ph.D.: annual salary of $120,000, with no bonus.

(iii) Julie Burrows, d/b/a Burrows Product Results

(iv) None.

Schedule 6.18:	Baystate Savings Bank Account #761284117, Holden, Massachusetts. Dr. Schwartz is the sole signatory.

Schedule 6.19:	Torreya Partners, LLC

46

EXHIBIT 5.2(d)

Stockholder Name:
Abolin, Craig R., Ph.D.	Jerussi, Thomas P., Ph.D.
Altman, Alan	Kislauskis, Edward, Ph.D.
Altman, Judith	MacLeod, Robert
Amster, Shelley W.	McCabe, Frank
BioVentures Investors III LP	Perdios, David J. and Sarale
BioVentures Investors (Offshore) III L.P.	Philips, Dr. Tania
Blair, Clealand B., Jr.	Piskorski, Walter
Cederbaum, Fella	Polan, Mary Lake, Ph.D., M.D.
Cohen, Steven D., M.D., and Elaine S.	Popli, Om P.
Curme, Oliver D.	Popli, Sanjeev, M.B.A.
Davidow, Peter	Sacks, Barry and Yvonne
Dean, Herbert and Brenda	Schwartz, Yael, Ph.D.
Dean, Joan, Trust	Seibel, Mache, M.D.
ENPV, Ltd.	Shenko, Dr. James
Finn, Peter B.	Shepro, David, M.D.
Fisher, Robin, M.D. and Mark Levasseur	Stevens, Dolores M.
Gamzu, Elkan, Ph.D.	TVJ Holdings, LLC
GL Synthesis, Inc.	Walter Greenblatt & Associates, Inc.
Gold, Steven K., M.D.	Whaley, Jeffrey
The Goldstein Company	White, Steven W.
Goodman, The H. Maurice, Trust	Wulf H. Utian, LLC
Grau, Dan	Yale University
Greenblatt, Walter
Hochberg, Richard, Ph.D.

47

EXHIBIT 6.2(d)

Unit Holder Names
Abolin, Craig R., Ph.D.
Altman, Alan
Altman, Judith
Amster, Shelley W.
BioVentures Investors III LP
BioVentures Investors (Offshore) III L.P.
Blair, Clealand B., Jr.
Burrows, Julie
Cederbaum, Fella
Cohen, Steven D., M.D., and Elaine S.
Curme, Oliver D.
Davidow, Peter
Dean, Herbert and Brenda
Dean, Joan, Trust
ENPV, Ltd.
Finn, Peter B.
Fisher, Robin, M.D. and Mark Levasseur
Gamzu, Elkan, Ph.D.
GL Synthesis, Inc.
Gold, Steven K., M.D.
The Goldstein Company
Goodman, The H. Maurice, Trust
Grau, Dan
Greenblatt, Walter
Hochberg, Richard, Ph.D.
Jerussi, Thomas P., Ph.D.
Kislauskis, Edward, Ph.D.
Macleod, Robert
McCabe, Frank
Perdios, David J. and Sarale
Phillips, Tania, Dr.
Piskorski, Walter
Polan, Mary Lake, Ph.D., M.D.
Popli, Om P.
Popli, Sanjeev, M.B.A.
Sacks, Barry and Yvonne
Schwartz, Yael, Ph.D.
Seibel, Mache, M.D.
Shenko, Dr. James
Shepro, David, M.D.
Stacks, Nelson
Stevens, Dolores M.
TVJ Holdings, LLC
Utian, Wulf H., M.D.
Walter Greenblatt & Associates, Inc.
Whaley, Jeffrey
White, Steven W.
Yale University

48

Convertible Promissory Notes

Name of Note Holder
Altman, Alan M., M.D.
Berry, Victoria M.
Berry, Victoria M.
BioVentures Investors III LP
BioVentures Investors (Offshore) III L.P.
Harris, Kurt G., M.D.
Harris, Kurt G., M.D.
Janszen, Eric H. and Candy C.
Janszen, Eric H. and Candy C.
Sacks, Barry A and Yvonne
White, Steven W.

49

SCHEDULE 7.6

Stratus Media Group, Inc.

Options and Warrants Outstanding

August 31, 2013

Options

Strike	Outstanding at 8/31/13
Price	Total	Exercisable

$ 0.54	4,160,000	3,810,000
0.43	733,523	733,523
0.38	750	250,000
0.35	2,300,000	2,300,000
0.03	31,000,000	31,000,000
	38,943,523	38,093,523

Warrants

	Outstanding at 8/31/13
Strike	Total	Exercisable

$ 2.00	836,740	836,740
1.65	600,000	600,000
1.00	6,792,792	6,792,792
0.75	1,000,000	1,000,000
0.65	10,935,713	10,935,713
0.38	9,000,000	9,000,000
0.30	5,250,000	5,250,000
0.03	17,391,667	17,391,667
	51,806,912	51,806,912

50